Exhibit 99.1

P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

— News Release –

CALGON CARBON PREVIEWS 2Q EARNINGS

PITTSBURGH, PA – July 14, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced today that it expects second quarter earnings will be in the range of $0.06 to $0.08 per share, and sales will approximate $96.0 million. For the second quarter of 2004, the company reported earnings of $0.11 per share on sales of $97.1 million. Calgon Carbon will report second quarter earnings on or about July 25, 2005.

Sales in the second quarter were adversely affected by the postponement of more than $2.0 million in awarded municipal contracts for activated carbon for drinking water treatment in Europe and the U.S. Also, resin service sales associated with perchlorate removal from drinking water did not rebound from the first quarter to the level expected in the second quarter.

Costs also had a major impact on results for the quarter as compared to the second quarter of 2004. Significant increases occurred in the cost of raw materials, energy, transportation, legal services, and in costs related to the company’s previously announced re-engineering plan. These costs were $3.2 million higher than in the second quarter of 2004.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “The orders for the municipal market that were delayed are now scheduled to be shipped in the third quarter. We are aggressively implementing our re-engineering plan to combat escalating costs and improve operating margins, and will make the necessary adjustments to the plan in order to improve future performance.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.